EX 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-225797-01 of our report dated March 23, 2018, (June 21, 2018, as to the change in accounting principle as discussed in Note 2), relating to the consolidated financial statements of Prosper Marketplace, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in accounting principle), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

September 27, 2018